The National Security Group, Inc.                                                                                                                       EXHIBIT 99.1
661 East Davis StreetPost
Office Box 703Elba,
Alabama 36323

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Additional Information Contact: Brian R. McLeod, Chief Financial Officer, at (334) 897-2273 Ext. 241.

Elba, Alabama (August 13, 2004)…Results for the three months and six months ended June 30, 2004 and 2003, based on accounting principles generally accepted in the United States of America, were reported today as follows:

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Premium Income	$14,105,000	$12,025,000	$27,900,000	$21,952,000
Investment Income	1,187,000	1,183,000	2,238,000	2,242,000
Realized Investment Gains	699,000	595,000	1,086,000	661,000
Rental Revenue	$424,000	$307,000	$798,000	$565,000
Franchise Fees	$105,000	$--	$105,000	$--
Other Income	333,000	333,000	678,000	701,000

Total Revenues	$16,853,000	$14,443,000	$32,805,000	$26,121,000

Net Income	$2,444,000	$1,326,000	$3,497,000	$2,096,000

Net Income Per Share	$0.99	$0.54	$1.42	$0.85

The National Security Group, Inc., through its property & casualty and life insurance subsidiaries, offer property, casualty, life, accident and health insurance in twelve states. Additional investor related information on the Company can be obtained by visiting the Company website, www.nationalsecuritygroup.com or by contacting the Company directly as listed below.

NASDAQ Symbol: NSEC

Contact: Brian R. McLeod, Treasurer and Chief Financial Officer
The National Security Group, Inc
.661 East Davis Street
Post Office Box 703
Elba, Alabama 36323
(334) 897-2273, ext. 241